Exhibit 97

LTC PROPERTIES, INC.

COMPENSATION RECOVERY POLICY

In the event of any required accounting restatement of the financial statements of LTC Properties, Inc. (the “Company”) due to the material noncompliance of the Company with any financial reporting requirement under the applicable U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Company shall recover reasonably promptly from any person, who is or was an “Executive Officer,” as such term is defined in Rule 10D-1 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 303A.14 of the New York Stock Exchange (the “NYSE”) listing standards, of the Company (each, a “Covered Person”) the amount of any “Erroneously Awarded Incentive-Based Compensation” (as defined below).  This Policy shall be effective as of October 2, 2023, the effective date of Section 303A.14 of the NYSE’s listing standards (the “Effective Date”).

COMPENSATION

The amount of Incentive-Based Compensation (as defined below) that must be recovered from a Covered Person pursuant to the immediately preceding paragraph is the amount of “Recoverable Incentive-Based Compensation” (as defined below) received by a Covered Person that exceeds the amount of Recoverable Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid (referred to as the “Erroneously Awarded Incentive-Based Compensation”).

For purposes of this Policy, “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a “financial reporting measure,” which means a measure that is determined and presented in accordance with Generally Accepted Accounting Principles which are used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures.  Stock price and total shareholder return are also financial reporting measures for this purpose.  For avoidance of doubt, a financial reporting measure need not be presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission (the “SEC”).

For purposes of this Policy, “Recoverable Incentive-Based Compensation” means all Incentive-Based Compensation received on or after the Effective Date of this Policy by a Covered Person:  (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation; (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement, including any applicable transition period that results from a change in the Company’s fiscal year within or immediately following those three completed fiscal years.  For this purpose, the Company is deemed to be required to prepare a Restatement on the earlier of:  (i) the date the Board of Directors of the Company (the “Board”), or the Company’s officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement.  The Company’s obligation to recover Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed with the SEC.

For Recoverable Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return, as applicable, upon which the Recoverable Incentive-Based Compensation was received, and the Company must maintain documentation of that reasonable estimate and provide such documentation to the NYSE.

For the purposes of this Policy, Recoverable Incentive-Based Compensation will be deemed to be received in the fiscal period during which the financial reporting measure specified in the applicable Incentive-Based Compensation award is attained, even if the payment or grant occurs after the end of that period.

RECOVERY

The Company shall recover the Erroneously Awarded Incentive-Based Compensation from Covered Persons unless the Board’s committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the Board, determines that recovery is impracticable because:  (i) the direct expense to a third party to assist in enforcing this Policy would exceed the amount of Erroneously Awarded Incentive-Based Compensation, provided that, the Company must make a reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation before concluding that recovery is impracticable, document such reasonable attempt to recover the Erroneously Awarded Incentive-Based Compensation, and provide such documentation to the NYSE; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the applicable requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

This Policy is in addition to (and not in lieu of) any right of repayment, forfeiture, or offset against any Covered Person that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption or amendment of this Policy), including Section 304 of the Sarbanes-Oxley Act of 2002.  Any amounts paid to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 shall be considered in determining any amounts recovered under this Policy.

NO INDEMNIFICATION

Notwithstanding the terms of any Company contract, agreement, or organizational document, in no event will the Company indemnify any Covered Person for any amounts that are recovered under this Policy.

OTHER RIGHTS AND CLAIMS

The application and enforcement of this Policy does not preclude the Company from taking any other action to enforce a Covered Person’s obligations to the Company, including termination of employment or institution of legal proceedings.  Nothing in this Policy restricts the Company from seeking recoupment under any other clawback or compensation recovery policy or any applicable provisions in plans, agreements, awards, or other arrangements that contemplate the recoupment of compensation from a Covered Person.  If a Covered Person fails to repay Erroneously Awarded Incentive-Based Compensation that is owed to the Company under this Policy, the Company shall take all appropriate action to recover such Erroneously Awarded Incentive-Based Compensation from the Covered Person.

SUCCESSORS

The terms of this Policy shall be binding and enforceable against all Covered Persons subject to this Policy and their beneficiaries, heirs, executors, administrators, or other legal representatives.

ACKNOWLEDGEMENT

Each Covered Person shall sign and return to the Company, within 30 calendar days following the adoption of this Policy or the date the individual becomes a Covered Person, the Acknowledgement Form attached hereto as Exhibit A, pursuant to which the Covered Person agrees to be bound by, and to comply with, the terms and conditions of this Policy; provided, however, that the failure by the Company to obtain such acknowledgment shall have no impact on the applicability and enforcement of this Policy.

INTERPRETATION

This Policy shall be interpreted in a manner that is consistent with Rule 10D-1 under the Exchange Act, Section 303A.14 of the NYSE Listed Company Manual, and any related rules or regulations adopted by the SEC or the NYSE as well as any other applicable law.